Independent Auditors' Consent



The  Board  of  Directors
New  Brunswick  Scientific  Co.,  Inc.


We consent to incorporation by reference in the registration statements (No. 33-70452, No. 333-06029 and No. 33016024) on Form S-8 of New Brunswick
Scientific Co., Inc. of our report dated February 11, 2000, relating to the consolidated balance sheets of New Brunswick Scientific Co., Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999 annual report on form 10-K of New Brunswick Scientific Co., Inc.


KPMG  LLP

Short  Hills,  New  Jersey
March  29,  2000